UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 30, 2009

FORCE PROTECTION, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-33253	84-1383888
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9801 Highway 78, Building No. 1, Ladson, SC	29456
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (843) 574-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2009, Force Protection, Inc. (the “Company”) adopted and executed a nonqualified deferred compensation plan (the “Plan”).  Under the Plan, a select group of management or highly compensated employees, including the Company’s executive officers, as determined in its sole discretion by the Company’s Board of Directors or the committee appointed by the Board of Directors, may participate in the Plan.  The Plan is not intended to meet the qualifications of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), but is intended to constitute a plan of deferred compensation that complies with the requirements for deferral of income taxation under Section 409A of the Code of 1986.

The initial Plan year will begin as of November 1, 2009 and end on December 31, 2009 and subsequent Plan years will begin on January 1 and end on December 31.  During the initial Plan year, eligible employees will be able to defer up to 85% of their November and December salary and up to 16% of any 2009 annual bonus paid in 2010.  For subsequent Plan years, eligible employees may defer up to 85% of their annual salary and up to 85% of any annual bonus on a pre-tax basis.  All participant deferrals shall be 100% vested.

In addition, the Company may elect to make matching contribution on cash compensation that could not be recognized under the Company’s tax-qualified Section 401(k) plan due to the Code Section 401(a)(17) compensation limit, which is $245,000 for 2009.  The Plan matching contribution will be equal to the matching contribution established for the Company’s 401(k) plan.  For the initial Plan year, all participants in the Plan will receive a 3% match on 2009 cash compensation above $245,000.  For 2010, all participants in the Plan will receive a 4% match on the 2010 cash compensation above the Code Section 401(a)(17) compensation limit in 2010.  Under the terms of the Plan, the Company may also provide discretionary contributions to participants in subsequent years.

The participants will be provided with investment options for the deferred funds as determined by the Company’s Board of Directors or Board appointed committee.  In no event shall the deferred funds be invested in the Company’s common stock.  The Obligations are not convertible into any other security of the Company.

Deferred funds may be distributed as more specifically provided in the Plan, during employment, following separation of employment, upon retirement and in the event of disability or death.  Upon separation of service with the Company within two years following a change of control of the Company, participants will receive vested account balances in the form of a lump-sum payment within ninety days of termination.  The Obligations are not subject, in any manner, to anticipation, sale, transfer, assignment or encumbrance and shall not be assigned as security for a loan.

The Plan does not require the Company to establish any trust, escrow account, or other mechanism to hold the participant deferrals and Company contributions.  However, the Company has established a grantor trust, known as a “rabbi trust,” to hold participant deferrals and Company contributions.  While participants shall have a beneficial interest in the trust’s assets, to the extent provided under the terms and conditions of the trust agreement and the Plan only, no participant in the Plan has any preferred claim to any assets of the trust.  The assets of the rabbi trust are available to general creditors of the Company in the event of the Company’s insolvency.

The Company may amend the Plan at any time, except that no such amendment or termination shall adversely affect a Participant’s right to Obligations in the amount of the Participant’s accounts as of the date of such amendment or termination.  The Company may terminate the Plan at any time and pay the participants their vested Obligations in a single lump sum or on a schedule determined by the Board of Directors.

The obligations of the Company under the Plan are general unsecured obligations.  Participants in the Plan shall have the status of general unsecured creditors of the Company.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)  Exhibits

Exhibit	Description

10.1	Force Protection, Inc. Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Force Protection, Inc.
(Registrant)

Date: November 4, 2009

/s/ Lenna Ruth Macdonald
(Signature)
Name: Lenna Ruth Macdonald
Title: Chief Strategy Officer, General Counsel & Corporate Secretary

EXHIBIT LIST

Exhibit	Description

10.1	Force Protection, Inc. Deferred Compensation Plan